Term Sheet No. 1496 To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated April 2, 2012; Rule 433
Deutsche Bank AG, London Branch
$         Securities Linked to the Deutsche Bank Commodity Booster OYE Benchmark Light Energy Total Return Index due May 7*, 2013
General
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The securities are designed for investors who seek a return, which may be positive, zero or negative, linked to the three-times leveraged performance of the Deutsche Bank Commodity Booster OYE Benchmark Light Energy Total Return Index (the “Index”), which is composed of futures contracts on physical commodities included in the S&P GSCI® Light Energy Index and which seeks to outperform the S&P GSCI® Light Energy Index by selecting constituent commodity futures contracts using Deutsche Bank’s proprietary Optimum Yield Enhanced methodology, as described herein. If the Index level decreases or does not increase sufficiently to offset the effect of the Adjustment Factor and the deduction of the TBill Return, you will lose some or all of your initial investment. Any payment at maturity or upon early redemption (including any coupon payment) is subject to the ability of the Issuer to pay its obligations as they become due.

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The securities will pay a Coupon monthly and on the Maturity Date in arrears on an actual/360 basis at a rate equal to the greater of (i) 1-month USD LIBOR (as defined below) less 0.16% and (ii) 0.00%.

•	Senior unsecured obligations of Deutsche Bank AG due May 7*, 2013.

•	Minimum denominations of $10,000 (the “Face Amount”) and increments of $10,000 in excess thereof.

•	The securities are expected to price on or about April 2*, 2012 (the “Trade Date”) and are expected to settle on or about April 10*, 2012 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Commodity Booster OYE Benchmark Light Energy Total Return Index (Ticker: DBRCOSUT)
Coupon:
Paid on a monthly basis and on the Maturity Date in arrears based on an actual/360 day count fraction provided that the coupon will not accrue on or after an Early Redemption Payment Date. The Coupon rate for each Coupon Period will be the greater of (i) LIBOR less 0.16% and (ii) 0.00%. For the initial Coupon Period, the Coupon rate is 0.08125%.

In the case of an Early Redemption at Holder’s Option, Early Redemption at Issuer’s Option or a Mandatory Prepayment Event (each, an “Early Redemption Event”), you will receive on the applicable Early Redemption Payment Date any accrued but unpaid Coupon to (but excluding) such Early Redemption Payment Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:
The 7th of each month beginning on May 7*, 2012 and ending on the scheduled Maturity Date. If such Coupon Payment Date is not a Business Day, the Coupon will be paid on the first following day that is a Business Day, but no adjustment will be made to the Coupon Period.

Redemption Amount:
A cash payment upon early redemption or at maturity per $10,000 Face Amount of securities, determined on the relevant Final Valuation Date, equal to:
$10,000 + [$10,000 × 3 × (Index Return – TBill Return – Adjustment Factor)]

(Key Terms continued on next page)

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10,000.00	$0.00	$10,000.00
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this term sheet. The agents for this offering are affiliates of ours. For more information see “Underwriting (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

April 2, 2012

(Key Terms continued from previous page)
Redemption Amount (continued):
Your investment will be exposed to any decline in the Index on a three-times leveraged basis. If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 3% of the Face Amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor will lower your return on a three-times leveraged basis by approximately 1.65% for each year the securities remain outstanding and the deduction of the TBill Return will also lower your return on a three-times leveraged basis, in each case, regardless of whether the Index level increases or decreases. In no event will the Redemption Amount be less than zero.
You may lose some or all of your investment at maturity or upon early redemption. Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate sufficiently to offset the effect of the Adjustment Factor and the deduction of the TBill Return.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level Initial Level	– 1
LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the start of the relevant Coupon Period, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.

The “designated period” for the determination of LIBOR for any Coupon Period is equal to one month.

A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Adjustment Factor:	The greater of (i) 0.002941 and (ii) (0.0055 x (Days / 365)) where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the relevant Final Valuation Date.
TBill Return:	Where,

“t” is any Business Day from and including the Business Day following the Trade Date (t =1) to and excluding the relevant Final Valuation Date.

“N” is the number of Business Days from and including the Business Day following the Trade Date (t =1) to and excluding the relevant Final Valuation Date.

“CDays” is the number of calendar days from and including the prior Business Day to and excluding the current Business Day.

“3MR(t-1)” is, on any Business Day “t”, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page USAUCTION10, on the most recent day prior to such Business Day on which such rate was published, expressed as a money market rate.

Payment upon Early Redemption or at Maturity:
Upon early redemption or at maturity, you will receive the Redemption Amount calculated using the Final Level, the TBill Return and the Adjustment Factor applicable on the relevant Final Valuation Date.

Early Redemption at Holder’s Option:
You will have the right on any Trading Day from and after the Trade Date to but excluding April 30*, 2013, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice in the form entitled “Notice of Early Redemption” (attached hereto as Annex A) to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of an aggregate Face Amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000. The aggregate Face Amount of your securities that remains outstanding must be at least $10,000.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer. You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

(Key Terms continued from previous page)

Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on a Trading Day at or before 10:00 a.m. New York City time, or the next Trading Day if such notice is not received on a Trading Day or is received after 10:00 a.m. New York City time.

Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, call the securities in whole, on any Trading Day from and after the Trade Date to but excluding April 30*, 2013, and under the following circumstances:
(a)  Discontinuation of Publication of the Index.

The Issuer may call the securities on any Trading Day following any date on which the calculation agent has notified the Issuer that the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the level of the Index, or (ii) continuing to determine the level of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.
(b)  Commodity Hedging Disruption Event.

The Issuer may call the securities upon the occurrence of a Commodity Hedging Disruption Event, as described herein under “General Terms of the Securities – Commodity Hedging Disruption Events.”

Notice of Early Redemption at Issuer’s Option:
The Issuer will give the trustee written notice of early redemption, which shall be effective on the date on which such notice is actually delivered to the trustee if such notice is delivered on a Trading Day at or before 10:00 a.m., New York City time, or the next Trading Day if such notice is not delivered on a Trading Day or is delivered after 10:00 a.m., New York City time.

Mandatory Prepayment Event:
Your securities will be redeemed early in whole upon occurrence of a Mandatory Prepayment Event. A “Mandatory Prepayment Event” will occur if, from and after the Trade Date to and including the second Trading Day immediately prior to April 30*, 2013, the closing level of the Index as appears on Bloomberg page “DBRCOSUT <Index>”on any Trading Day is equal to or less than 85% of the Initial Level.

Initial Level††:	The Index Closing Level on the Trade Date.
Final Level††:	The Index Closing Level on the relevant Final Valuation Date.
Index Closing Level:
On any Trading Day, the Index Closing Level will be the closing level of the Index as appears on Bloomberg page “DBRCOSUT <Index>”, subject to adjustment by the calculation agent according to the terms of the securities.

Trade Date:	April 2*, 2012
Settlement Date:	April 10*, 2012
Final Valuation Date:	In the case of redemption on the Maturity Date, the Final Valuation Date is April 30*, 2013.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, the Final Valuation Date will be the Trading Day on which the Early Redemption at Holder’s Option becomes effective.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, the Final Valuation Date will be the Trading Day on which the Early Redemption at Issuer’s Option becomes effective.

In the case of a Mandatory Prepayment Event, the Final Valuation Date will be the Trading Day immediately following the Trading Day on which the Mandatory Prepayment Event occurred.
Early Redemption Payment Date†††:	Three Business Days following the relevant Final Valuation Date
Maturity Date†††:	May 7*, 2013, subject to an Early Redemption Event
Business Day:
A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, England.

Trading Day:
A day, as determined by the calculation agent, on which the Relevant Exchanges (as defined below) for all Index Constituents (as defined below) are open for trading during their regular trading sessions, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Listing:	The securities will not be listed on a securities exchange.
CUSIP:	2515A1J36
ISIN:	US2515A1J366

*Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

††Subject to adjustment for non-Trading Days and certain Market Disruption Events as described below under “General Terms of the Securities – Market Disruption Events.”

††† Subject to postponement as described below under “General Terms of the Securities – Market Disruption Events” and acceleration as described below under “General Terms of the Securities- Commodity Hedging Disruption Events.”

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 Face Amount of securities for a hypothetical range of performance for the Index from -30% to +100%. The hypothetical Redemption Amounts set forth below assume an Initial Level of 370.00, a period of 393 calendar days, a hypothetical TBill Return of 2.5% from the Trade Date to the Final Valuation Date and an Adjustment Factor equal to the greater of (i) 0.002941 and (ii) (0.0055 × (Days / 365)), and assume that no Early Redemption Event occurs. The actual Initial Level will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be determined on the relevant Final Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity	Return on Securities (%)
740.00	100%	$39,072.34	290.72%
703.00	90%	$36,072.34	260.72%
666.00	80%	$33,072.34	230.72%
629.00	70%	$30,072.34	200.72%
592.00	60%	$27,072.34	170.72%
555.00	50%	$24,072.34	140.72%
518.00	40%	$21,072.34	110.72%
481.00	30%	$18,072.34	80.72%
444.00	20%	$15,072.34	50.72%
407.00	10%	$12,072.34	20.72%
370.00	0%	$9,072.34	-9.28%
333.00	-10%	$6,072.34	-39.28%
314.50	-15%	$4,572.34	-54.28%
296.00	-20%	$3,072.34	-69.28%
277.50	-25%	$1,572.34	-84.28%
259.00	-30%	$72.34	-99.28%

A Mandatory Prepayment Event will occur if the Index Closing Level on any Trading Day from and after the Trade Date to and including the second Trading Day immediately prior to April 30, 2013 is equal to or less than 85% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases 30% from the Initial Level of 370.00 to a Final Level of 481.00. Assuming a period of 393 days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $18,072.34 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + [$10,000 × 3 × ((481.00 / 370.00 – 1) – 0.025 – (0.0055 × 393 / 365))] = $18,072.34

Example 2: The Initial Level and the Final Level of the Index are both 370.00 such that the Index Return is 0%. If the Final Level of the Index remains the same as the Initial Level, the investor will receive a  Redemption Amount that is less than $10,000 per $10,000 Face Amount of securities due to the deduction of the Adjustment Factor and the TBill Return on a three-times leveraged basis. Assuming a period of 393 days from Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $9,072.34 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + [$10,000 × 3 × ((370.00 / 370.00 – 1) – 0.025 – (0.0055 × (393 / 365))] = $9,072.34

Example 3: The level of the Index decreases 10% from the Initial Level of 370.00 to a Final Level of 333.00. If the level of the Index decreases 10% from the Initial Level, the investor will lose approximately 39.28% of its initial investment due to the three times exposure to the Index performance and the deduction of the Adjustment Factor and the TBill Return. Assuming a period of 393 days from the Trade Date to the Final Valuation Date, the investor receives a Redemption Amount of $6,072.34 per $10,000 Face Amount of securities, calculated as follows:

$10,000 + [$10,000 × 3 × ((333.00 / 370.00 – 1) – 0.025 – (0.0055 × 393 / 365))] = $6,072.34

The following two examples assume that an Early Redemption Event occurs 15 days after the Trade Date, and assume a hypothetical TBill Return of 0.01% during such period.

Example 4: The level of the Index increases 30% from the Initial Level of 370.00 to a Final Level of 481.00. The investor will receive a payment on the Early Redemption Payment Date of $18,908.77, calculated as follows:

$10,000 + [$10,000 × 3 × ((481.00 / 370.00 – 1) – 0.0001 – 0.002941)] = $18,908.77

In this example, the Redemption Amount is greater than the Redemption Amount in Example 1 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 15 days instead of 393 days.

Example 5: The level of the Index decreases 10% from the Initial Level of 370.00 to a Final Level of 333.00. The investor will receive a payment on the Early Redemption Payment Date of $6,908.77, calculated as follows:

$10,000 + [$10,000 × 3 × ((333.00 / 370.00 – 1) – 0.0001 – 0.002941)] = $6,908.77

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 15 days instead of 393 days.

The following example assumes that a Mandatory Prepayment Event occurs on April 23, 2012, 21 days after the Trade Date, in which case April 24, 2012 is the Final Valuation Date and April 27, 2012 is the Early Redemption Payment Date. The example assumes a hypothetical TBill Return of 0.01% from the Trade Date to the Final Valuation Date.

Example 6: As of April 24, 2012, the Index has decreased 20% from the Initial Level of 370.00 to a Final Level of 296.00. In this case, assuming the Index Closing Level had been above 314.50 (85.00% of the Initial Level) on all Trading Days prior to April 23, 2012, a Mandatory Prepayment Event would occur on April 23, 2012, when the Index Closing Level fell below 314.50, making April 24, 2012 the Final Valuation Date and April 27, 2012 the Early Redemption Payment Date. Assuming a period of 22 days from the Trade Date to the Final Valuation Date, and a Final Level on the Final Valuation Date of 296.00, the investor will receive a payment of only $3,908.77, calculated as follows:

$10,000 + [$10,000 × 3 × ((296.00 / 370.00 – 1) – 0.0001 – 0.002941] = $3,908.77

SELECTED PURCHASE CONSIDERATIONS

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT WILL BE REDUCED BY THE ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — The Payment at Maturity, or payment upon any Early Redemption Event, will be reduced by the Adjustment Factor which is equal to approximately 1.65% for each year the securities remain outstanding. In addition, the Redemption Amount is subject to the deduction of the TBill Return on a three-times leveraged basis. Each of the Adjustment Factor and the TBill Return is applied to the value of the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index Closing Level on the relevant Final Valuation Date is greater than, equal to or less than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK COMMODITY BOOSTER OYE BENCHMARK LIGHT ENERGY TOTAL RETURN INDEX — The Deutsche Bank Commodity Booster OYE Benchmark Light Energy Total Return Index (the “Index”) is designed to reflect the performance of futures contracts on the physical commodities included in the S&P GSCI® Light Energy Index.  The Index seeks to outperform the S&P GSCI® Light Energy Index by selecting its underlying futures contracts on most of its Index Commodities (as defined below) using Deutsche Bank’s proprietary Optimum Yield Enhanced methodology.  This section is a summary only of the Deutsche Bank Commodity Booster OYE Benchmark Light Energy Total Return Index. For more information on the Deutsche Bank Commodity Booster OYE Benchmark Light Energy Total Return Index, including information concerning calculation methodology and adjustment policy, please see the section entitled “Description of the Index” in this term sheet.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES —If a Commodity Hedging Disruption Event (as defined under “General Terms of the Securities – Commodity Hedging Disruption Events) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $10,000 Face Amount upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the third business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” for more information.

•	TAX CONSIDERATIONS — You should review carefully the section in this term sheet entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISK FACTORS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN AN ACCELERATED LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. You will lose some, and you may lose all, of your initial investment if the Final Level is less than the Initial Level, and any loss will be accelerated because your investment is fully exposed to three times any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level.

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YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the publisher of the Index has stopped publication of the Index or if a Commodity Hedging Disruption Event occurs. In addition, your securities will be redeemed early if, from and after the Trade Date to and including the second Trading Day immediately prior to April 30, 2013, the Index Closing Level on any Trading Day is 15% or more below the Initial Level.

For United States federal income tax purposes, early redemption of the securities would be a taxable event to you. In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Payment Date.

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PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately $165 per $10,000 Face Amount of securities for each year the securities remain outstanding. Each of the TBill Return and the Adjustment Factor is applied to the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities on a three-times leveraged basis regardless of whether the Index Closing Level on the relevant Final Valuation Date is greater than, equal to or less than the Initial Level.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the securities. Any coupon payment and the payment at maturity or upon early redemption on the securities is subject to the creditworthiness of the Issuer.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that may comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities, including commodities included in the Index.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent, as provided herein. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index utilizes Deutsche Bank’s proprietary Optimum Yield Enhanced (“OYE”) methodology (for all Index Commodities with the exception of Feeder Cattle, Lean Hogs and Live Cattle), which employs a rules-based approach when replacing, or rolling, constituent futures contracts approaching expiration with futures contracts having a later expiration.  Each OYE Sub-Index (as defined below) provides exposure to three different futures contracts (each, an “OYE Contract”) on the relevant Index Commodity’s forward curve to create diversification and reduce market impact during an index rolling.  These three OYE Contracts provide short-term, medium-term and long-term exposure, respectively, to the relevant Index Commodity and roll in a manner that seeks to generate the maximum risk-adjusted roll yield.  The three OYE Contracts are selected each month according to a pre-defined schedule, which is determined by the Index Sponsor to include the most liquid contracts for the relevant commodity and will not change during the life of the Index.  The OYE methodology is a response to the phenomena in futures markets known as contango and backwardation.  If the price of a futures contract is greater than the spot price, the market is in contango.  If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as a futures contract approaches expiration, the price has generally tended toward the spot price.  Assuming a flat spot price, this has generally resulted in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Generally, a contango market produces negative roll yield and a market in backwardation produces positive roll yield.  Thus, a contango market has historically tended to have a negative impact on the level of a futures index while a market in backwardation has historically tended to have a positive impact on the level of a futures index.  The OYE methodology is designed to minimize negative roll yield in a contango market and maximize positive roll yield in a market in backwardation.  The OYE methodology may not be successful and the levels of the Index may decrease.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index as a whole.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agriculture prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Commodities may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability in emerging market countries is likely to adversely impact the level of the Index and, consequently, the return on your investment.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a Trading Day or over a period of Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the relevant Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Index could be adversely affected, which will have an adverse effect on the Redemption Amount.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WILL LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the publisher of the Index being unable to determine the level of the Index using its normal means. Any resulting discretion by the calculation agent in determining the Final Level could adversely affect the value of the securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index, which reflects the return on futures contracts on 24 different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE INDEX HAS VERY LIMITED PERFORMANCE HISTORY – Publication of the Index began on November 30, 2011. Therefore, the Index has very limited performance history, and no actual investment that allowed tracking of the performance of the Index was possible before November 30, 2011.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Redemption Amount described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price. The inclusion of the commissions and/or other fees and hedging costs in the Issue Price, and the Adjustment Factor, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the level of the Index;

•	trends of supply and demand for the commodities underlying the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates and yields then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into various transactions, such as over-the-counter options or futures. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors' trading or investment strategies relating to the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES, AND THE INDEX SPONSOR ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities and the sponsor of the Index (the “Index Sponsor”). We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a Market Disruption Event. If a Market Disruption Event occurs on any Final Valuation Date, the calculation agent can postpone the determination of, or under some circumstances, use an alternate method to calculate the Index Closing Level, including the Initial Level and the Final Level. As the Index Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place. In addition we, as the Index Sponsor, under certain circumstances, have the discretion to stop publishing the Index, which may result in redemption of the securities if we, as the calculation agent, determine either (i) that we are not able to continue to determine the level of the Index or (ii) continuing to determine the level of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities and the Index Sponsor may affect the payment you receive, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. The research reports may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the level of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated coupon payments by us to you, as described in the section of this term sheet entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Description of the Index

The description below is just a summary of the rules applicable to the Index and the basis on which the Index will be calculated. The index rules described herein are subject to change at any time and may be superseded by any subsequent index rules.

The Deutsche Bank Commodity Booster OYE Benchmark Light Energy Total Return Index (Bloomberg: DBRCOSUT) (the “Index”) is designed to reflect the performance of futures contracts on physical commodities included in the S&P GSCI® Light Energy Index.  The commodities currently included in the S&P GSCI® Light Energy Index (each, an “Index Commodity”) are: Aluminum, Brent Crude Oil, Chicago Wheat, Cocoa, Coffee, Copper, Corn, Cotton, Feeder Cattle, Gasoil, Gold, Heating Oil, Kansas Wheat, Lead, Lean Hogs, Live Cattle, Natural Gas, Nickel, Silver, Soybeans, Sugar, Unleaded Gasoline, WTI Crude Oil and Zinc.  The Index seeks to outperform the S&P GSCI® Light Energy Index by (i) selecting its underlying futures contracts on the Index Commodities (other than Feeder Cattle, Lean Hogs and Live Cattle) using Deutsche Bank’s proprietary “Optimum Yield Enhanced” (“OYE”) methodology described below and (ii) assigning each Index Commodity the same weight as it has in the S&P GSCI® Light Energy Index at the time of each annual rebalancing.

The Index does not apply the OYE methodology to Feeder Cattle, Lean Hogs and Live Cattle.  The performance of these three Index Commodities is measured instead based on the three-month forward version of the corresponding S&P GSCI® single-commodity sub-index (each, an “S&P GSCI F3 Sub-Index”).  For Feeder Cattle, Lean Hogs and Live Cattle, the respective weight of such commodity in the S&P GSCI® Light Energy Index is assigned to the corresponding S&P GSCI F3 Sub-Index.

The sponsor of the Index is Deutsche Bank AG, London Branch (the “Index Sponsor”).  The base date of the Index is January 14, 2000, on which day the closing level of the Index was set at 100.  The Index has been calculated on a live basis since November 30, 2011.

Index Composition and Rebalancing

The Index is composed of a basket of single-commodity sub-indices, each of which tracks the performance of futures contracts on one Index Commodity (each such sub-index, a “Booster Sub-Index”).  Each Booster Sub-Index other than those for Feeder Cattle, Lean Hogs and Live Cattle (each, an “OYE Sub-Index”) is constructed using Deutsche Bank’s proprietary OYE methodology.  The Booster Sub-Indices for Feeder Cattle, Lean Hogs and Live Cattle are the corresponding S&P GSCI F3 Sub-Indices.

The weight of each Booster Sub-Index (the “Index Weight”) is the same as the weight of the respective Index Commodity in the S&P GSCI® Light Energy Index.  Subject to the “Index Commodity Adjustment” described below, the Index is rebalanced at the close of the 10th Index Business Day in January of each year (each, a “Rebalancing Date”).  On each Rebalancing Date, an existing Booster Sub-Index may be deleted from the Index or a new Booster Sub-Index may be added to the Index as a result of the corresponding deletion or addition of an Index Commodity in the S&P GSCI® Light Energy Index, and the weight of each Booster Sub-Index is adjusted to have the same weight as their corresponding Index Commodity in the S&P GSCI® Light Energy Index.

Table 1 below sets forth all the Booster Sub-Indices as well as their respective Index Weights as of the Rebalancing Date in January 2012.

Table 1—The Booster Sub-Indices
Booster Sub-Indices	Trading Facility for Relevant Futures Contracts	Bloomberg Ticker	Index Weight
DBLCI-OYE Aluminum	London Metal Exchange	DBRCOYLA Index	4.61%
DBLCI-OYE Brent Crude	ICE-UK	DBRCOYCO Index	9.73%
DBLCI-OYE Cocoa	ICE Futures U.S.	DBRCOYCC Index	0.47%
DBLCI-OYE Coffee	ICE Futures U.S.	DBRCOYKC Index	1.99%
DBLCI-OYE Copper	London Metal Exchange	DBRCOYLP Index	6.96%
DBLCI-OYE Corn	Chicago Board of Trade	DBRCOYC Index	9.02%
DBLCI-OYE Cotton	ICE Futures U.S.	DBRCOYCT Index	2.59%
DBLCI-OYE Gas Oil	ICE-UK	DBRCOYQS Index	4.34%
DBLCI-OYE Gasoline	N.Y. Mercantile Exchange	DBRCOYXB Index	2.56%
DBLCI-OYE Gold	N.Y. Mercantile Exchange - COMEX	DBRCOYGC Index	6.35%
DBLCI-OYE Heating Oil	N.Y. Mercantile Exchange	DBRCOYHO Index	2.74%
DBLCI-OYE Kansas Wheat	Kansas City Board of Trade	DBRCOYKW Index	1.70%

DBLCI-OYE Lead	London Metal Exchange	DBRCOYLL Index	0.80%
DBLCI-OYE Natural Gas	N.Y. Mercantile Exchange	DBRCOYNG Index	1.00%
DBLCI-OYE Nickel	London Metal Exchange	DBRCOYLN Index	1.34%
DBLCI-OYE Silver	N.Y. Mercantile Exchange - COMEX	DBRCOYSI Index	1.00%
DBLCI-OYE Soybeans	Chicago Board of Trade	DBRCOYS Index	4.73%
DBLCI-OYE Sugar	ICE Futures U.S.	DBRCOYSB Index	4.17%
DBLCI-OYE Wheat	Chicago Board of Trade	DBRCOYW Index	5.57%
DBLCI-OYE WTI Crude Oil	N.Y. Mercantile Exchange	DBRCOYCL Index	17.01%
DBLCI-OYE Zinc	London Metal Exchange	DBRCOYLX Index	1.10%
S&P GSCI Feeder Cattle-F3	Chicago Mercantile Exchange	SG3MFCP Index	1.05%
S&P GSCI Lean Hogs-F3	Chicago Mercantile Exchange	SG3MLHP Index	3.22%
S&P GSCI Live Cattle-F3	Chicago Mercantile Exchange	SG3MLCP Index	5.94%

“Index Business Day” means a day (other than a Saturday or Sunday) which is not a holiday in the CME Group New York Floor holiday calendar for the relevant year (or such other holiday calendar as the Index Sponsor determines to be the successor to such holiday calendar) and is an S&P GSCI Business Day (as defined below under “The S&P GSCI® Light Energy Index”).

The Optimum Yield Enhanced Methodology

The OYE Sub-Indices utilize Deutsche Bank’s proprietary OYE methodology, which employs a rules-based approach when replacing, or rolling, constituent futures contracts approaching expiration with futures contracts having a later expiration.  Each OYE Sub-Index provides exposure to three different futures contracts (each, an “OYE Contract”) on the relevant Index Commodity’s forward curve to create diversification and reduce market impact during an index rolling.  These three OYE Contracts provide short-term (approximately 2-3 months), medium-term (approximately 4-8 months) and long-term (approximately 10-15 months) exposure, respectively, to the relevant Index Commodity and roll in a manner that seeks to generate the maximum risk-adjusted roll yield.  The three OYE Contracts are selected each month according to a pre-defined schedule, which is determined by the Index Sponsor to include the most liquid contracts for the relevant commodity and will not change during the life of the Index.

The OYE methodology is a response to the phenomena in futures markets known as contango and backwardation.  If the price of a futures contract is greater than the spot price, the market is in contango.  If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as a futures contract approaches expiration, the price has generally tended toward the spot price.  Assuming a flat spot price, this has generally resulted in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Generally, a contango market produces negative roll yield and a market in backwardation produces positive roll yield.  Thus, a contango market has historically tended to have a negative impact on the level of a futures index while a market in backwardation has historically tended to have a positive impact on the level of a futures index.  The OYE methodology is designed to minimize negative roll yield in a contango market and maximize positive roll yield in a market in backwardation.

On the first Index Business Day of each month (the “Selection Date”), the Index Sponsor identifies the three relevant OYE Contracts for each applicable Index Commodity for that month according to the pre-defined schedule.  If any of the three pre-selected OYE Contracts for that month is the same contract selected for the previous month, no rolling will occur with respect to that contract.  Otherwise, the existing OYE Contracts will roll into the new OYE Contracts between the second and sixth Index Business Days of that month (each such day, a “Rolling Date”; and all the Rolling Dates of that month collectively, a “Rolling Period”).  During a Rolling Period, the existing OYE Contracts will be sold and the new OYE Contracts will be bought.  By the close of the sixth Index Business day of each month, all OYE Contracts would be shifted into the new OYE Contracts (barring disruption events).

The weights of the three OYE Contracts in each OYE Sub-Index (each, a “Sub-Index Weight”) are rebalanced at the close of the Index Business Day following the Selection Date (the “Sub-Index Rebalancing Date”) according to a dynamic allocation strategy which aims to allocate weights among the OYE Contracts based on their respective risk-adjusted roll yields.  The risk-adjusted roll yield of an OYE Contract is determined based on its Sharpe Ratio, which is calculated by dividing the implied roll yield of such OYE Contract by its spread volatility in relation to the spot contract  in the previous 61 Index Business Days. The implied roll yield of each OYE Contract is calculated based on the price of the short-term OYE contract and the price of the new OYE contract it will roll into in the current month.  The OYE methodology allocates more weight to an OYE Contract with a higher risk-adjusted roll yield and less weight to one with a lower risk-adjusted roll yield with the objective of maximizing the risk-adjusted roll yield.

Total Return Calculation

The Index Sponsor calculates the closing level of the Index on a “total return” basis (the “TR Closing Level”) on each Index Business Day which is equal to the TR Closing Level of the Index on the Index Business Day immediately preceding such Index Business Day (the “Preceding Day TR Closing Level”) multiplied by the sum of (i) (1) the ER Closing Level (as defined below) for such Index Business Day divided by (2) the ER Closing Level for the Index Business Day immediately preceding such Index Business Day (the “Preceding Day ER Closing Level”), (ii) the sum of (a) 1 and (b) the TBill Accrual Factor (as defined below) for such Index Business Day, such sum raised to the power of 1 plus the number of days which are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding such Index Business Day to (but excluding) such Index Business Day and (iii) minus 1.

“TBill Accrual Factor” means, in respect of an Index Business Day, an amount calculated by the Index Sponsor in accordance with the following formula:

(1 - 91/360 x TBR)^(-1/91) -1

where:

“TBR” in respect of an Index Business Day means the closing three-month U.S. Treasury Bill rate appearing on Reuters Page US3MT = RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month U.S. Treasury Bill rates) on the immediately preceding Index Business Day (the “TBill Determination Date”) or if such rate is not published in respect of the TBill Determination Date, the closing three-month U.S. Treasury Bill rate last published prior to the TBill Determination Date.

“ER Closing Level” on each Index Business Day is the sum of, for each Booster Sub-Index, the product of (i) the ER Sub-Index Closing Level of such Booster Sub-Index on such Index Business Day, (ii) the Index Weight of such Booster Sub-Index on the immediately preceding Rebalancing Date and (iii) the quotient, the numerator of which is the ER Closing Level on the immediately preceding Rebalancing Date and the denominator of which is the ER Sub-Index Closing Level of such Booster Sub-Index on the immediately preceding Rebalancing Date.

A closing level for each OYE Sub-Index will be calculated by the Index Sponsor on an “excess return” basis on each Index Business Day (the “ER Sub-Index Closing Level”) and is equal to the sum of, for each OYE Contract, the product of (i) the ER Calculation Value of such OYE Contract on such Index Business Day and (ii) the ER Calculation Value Amount of such OYE Contract on the immediately preceding Index Business Day. Each OYE Sub-Index has been calculated back to its relevant base date. On the base date of an OYE Sub-Index, its ER Sub-Index Closing Level was set at 100. The Index Sponsor determines the ER Sub-Index Closing Level in respect of Feeder Cattle, Lean Hogs and Live Cattle based on the published closing level of the corresponding S&P GSCI F3 Sub-Index.

“ER Calculation Value” for an OYE Contract means (i) in respect of each Index Business Day (other than the 2nd to 5th Index Business Days of the Rolling Period and the Index Business Day immediately succeeding the last Index Business Day of a Rolling Period), the product of (A) the Existing Instrument Amount for such OYE Contract on the preceding Index Business Day and (B) the closing price of such OYE Contract on such Index Business Day and (ii) in respect of an Index Business Day that is the 2nd to 5th Index Business Day of a Rolling Period or the Index Business Day immediately succeeding the last Index Business Day of a Rolling Period, the sum of (A) the product of (x) the Existing Instrument Amount for such OYE Contract on the preceding Index Business Day and (y) the closing price of the Existing Exchange Instrument on such Index Business Day and (B) the product of (x) the New Instrument Amount for such OYE Contract on the preceding Index Business Day and (y) the closing price of the Selected Exchange Instrument on such Index Business Day.

“ER Calculation Value Amount” for an OYE Contract means (i) in respect of each Index Business Day (other than a Sub-Index Rebalancing Date), the ER Calculation Value Amount for the immediately preceding Index Business Day; and (ii) in respect of a Sub-Index Rebalancing Date, (A) the product of (x) the ER Sub-Index Closing Level on such Sub-Index Rebalancing Date and (y) the Sub-Index Weight for such OYE Contract, divided by (B) the ER Calculation Value for such OYE Contract on such  Sub-Index Rebalancing Date.

“Existing Instrument Amount” for an OYE Contract means (i) in respect of each Index Business Day (other than an Index Business Day falling in a Rolling Period and the first Index Business Day after a Rolling Period), the Existing Instrument Amount of such OYE Contract on the immediately preceding Index Business Day; (ii) in respect of the first Index Business Day after a Rolling Period, the New Instrument Amount of such OYE Contract on the final Index Business Day of such Rolling Period; and (iii) in respect of the first, second, third, fourth and fifth Index Business Day of a Rolling Period, 80%, 75%, 2/3, 50% and 0% of the Existing Instrument Amount of such OYE Contract on the immediately preceding Index Business Day, respectively.

“New Instrument Amount” for an OYE Contract means (i) in respect of the Index Business Day immediately preceding the first Index Business Day in a Rolling Period, zero; and (ii) in respect of the Index Business Days in a Rolling Period and the Index Business Day immediately succeeding the last Index Business Day of a Rolling Period, the sum of

(A) the New Instrument Amount of such OYE Contract immediately preceding such Index Business Day and (B) the product of (x) the Existing Instrument Amount of such OYE Contract on the preceding Index Business Day, (y) the closing price of the Existing Exchange Instrument on such Index Business Day and (z) the New Instrument Percentage on the immediately preceding Index Business Day, divided by the closing price of the Selected Exchange Instrument on such Index Business Day.

“New Instrument Percentage” in respect of the first, second, third, fourth and fifth Index Business Day of a Rolling Period means 20%, 25%, 1/3, 50% and 100%, respectively.

“Existing Exchange Instrument” means the futures contract the relevant OYE Contract is invested in on the last Index Business Day of the preceding month.

“Selected Exchange Instrument” means the futures contract the relevant OYE Contract rolls into in the relevant month. Such futures contract is determined by the Index Sponsor based on a pre-determined schedule.

“Exchange” means, in respect of an Index Commodity, the exchange specified for such Index Commodity in the column entitled “Trading Facility for Relevant Futures Contracts” in Table 1 above.

“Closing Level” means, in respect of an Index Business Day, each of the TR Closing Level and the ER Closing Level for such Index Business Day.

In calculating the ER Sub-Index Closing Levels of any Booster Sub-Index, the Index Sponsor will take into consideration any correction to the closing price of any of its OYE Contracts and the closing level of any relevant S&P GSCI F3 Sub-Index published by the relevant Exchange or index sponsor.

The Closing Levels and the ER Sub-Index Closing Level of each Booster Sub-Index are quoted in U.S. dollars and are published by the Index Sponsor on each Index Business Day.

Index Commodity Adjustment

If an Index Commodity Addition occurs (the date on which such Index Commodity Addition occurs, an “Index Commodity Addition Date”), the Index Sponsor shall within five Index Business Days of the relevant Index Commodity Addition Date:

(i)
include the relevant Additional Index Commodity as an Index Commodity of the Index (the date on which such Additional Index Commodity is included as an Index Commodity in the Index, an “Index Commodity Addition Inclusion Date”);

(ii)
in its sole and absolute discretion (taking into account factors including, but not limited to, whether the relevant underlying commodity or contracts relating to the relevant underlying commodity are traded by Deutsche Bank AG as of the relevant Index Commodity Addition Inclusion Date), elect whether such Additional Index Commodity shall be a GSCILE Index Commodity (as defined below); and

(iii)
if the relevant Index Commodity Addition Inclusion Date is not a Rebalancing Date, a rebalancing of the Index shall be deemed to occur on such Index Commodity Addition Inclusion Date and such Index Commodity Addition Inclusion Date shall be deemed to be a Rebalancing Date.

If an Index Commodity Removal occurs (the date on which such Index Commodity Removal occurs, an “Index Commodity Removal Date”), the Index Sponsor shall within five Index Business Days of the relevant Index Commodity Removal Date:

(i)
remove the relevant Removed Index Commodity as an Index Commodity of the Index (the date on which such Removed Index Commodity is removed as an Index Commodity from the Index, a “Removed Index Commodity Removal Date”); and

(ii)
if the relevant Removed Index Commodity Removal Date is not a Rebalancing Date, a rebalancing of the Index shall be deemed to occur on such Removed Index Commodity Removal Date and such Removed Index Commodity Removal Date shall be deemed to be a Rebalancing Date.

Any such Index Commodity Addition or Index Commodity Removal may necessitate a modification or change to the methodology of the Index and in such circumstances the Index Sponsor may make such modifications or changes as it determines to be appropriate.  The Index Sponsor will publish notice on its website of any modifications or changes in connection with any Index Commodity Addition or Index Commodity Removal and the effective date thereof.

“Index Commodity Addition” means, on any S&P GSCI Business Day, the inclusion of a new commodity (such commodity, an “Additional Index Commodity”) and the related futures contract as a constituent of the S&P GSCI® Light Energy Index. For the avoidance of doubt, notice of the future inclusion of a commodity as a constituent of the S&P GSCI® Light Energy Index will not by itself constitute an Index Commodity Addition.

“Index Commodity Removal” means, on any S&P GSCI Business Day, the removal of a commodity (such commodity, a “Removed Index Commodity”) and the related futures contract as a constituent of the S&P GSCI® Light Energy Index. For the avoidance of doubt, notice of the future removal of a commodity as a constituent of the S&P GSCI® Light Energy Index will not by itself constitute an Index Commodity Removal.

Adjustment Events

If, in respect of an Index Business Day (the “Affected Business Day”), (1) an OYE Contract Adjustment Event has occurred on a Rebalancing Date in relation to an OYE Contract and the Index Sponsor has determined the closing price for such OYE Contract by reference to the last published closing price of the relevant OYE Contract on the relevant Exchange as described below under “—OYE Contract Adjustment Events” and/or (2) an S&P Adjustment Event has occurred in relation to a GSCILE Index Commodity, then on the immediately succeeding Index Business Day that is a Valid Date (the “Adjustment Event End Date”), the Index Sponsor shall:

(i)	where such Affected Business Day has fallen on a Rebalancing Date, determine the ER Closing Level on the Adjustment Event End Date based on:

(a)
if an OYE Contract Adjustment Event has occurred in relation to an OYE Contract, the relevant price variables (such as the ER Calculation Value, ER Calculation Value Amount, Existing Instrument Amount and New Instrument Amount) on the Rebalancing Date determined by reference to such variables on the Adjustment Event End Date; and

(b)
if an S&P Adjustment Event has occurred in relation to a GSCILE Index Commodity, the hypothetical ER Calculation Value in respect of such GSCILE Index Commodity on the Rebalancing Date calculated by the Index Sponsor; and

(ii)	irrespective of whether such Affected Business Day has fallen on a Rebalancing Date, determine the TR Closing Level on the Adjustment Event End Date based on:

(a)
if an OYE Contract Adjustment Event has occurred in relation to an OYE Contract, the relevant price variables (such as the ER Calculation Value, ER Calculation Value Amount, Existing Instrument Amount and New Instrument Amount) on the Affected Business Day determined by reference to such variables on the Adjustment Event End Date; and

(b)
if an S&P Adjustment Event has occurred in relation to a GSCILE Index Commodity, the hypothetical ER Calculation Value in respect of such GSCILE Index Commodity on the Affected Business Day calculated by the Index Sponsor;

except that such relevant pricing variables and hypothetical ER Calculation Value shall not be used for the Preceding Day TR Closing Level or Preceding Day ER Closing Level if the Index Business Day immediately preceding such Affected Business Day was a Valid Date.

In the case of selecting a replacement Exchange Traded Instrument as described below under sub-paragraph (ii) of “—OYE Contract Adjustment Events”, the Index Sponsor will make such adjustments to the methodology and calculation of the Index as it determines to be appropriate to account for the relevant replacement and will publish notice on its website of such adjustments.

“Valid Date” means a day which is both (i) an Index Business Day which is not a Disrupted Day and (ii) an S&P GSCI Business Day on which a GSCILE Index Commodity Disruption has not occurred.

OYE Contract Adjustment Events

If an OYE Contract Adjustment Event in respect of an OYE Contract of an OYE Sub-Index occurs or continues to exist on any Index Business Day, the Index Sponsor may, in its sole and absolute discretion, either:

(i)	depending on the type of OYE Contract Adjustment Event, select an alternative closing price in accordance with the following provisions:

(a)
where such OYE Contract Adjustment Event is an Index Disruption Event or an Exchange Holiday, determine the closing price of such OYE Contract by reference to the last published closing price of the relevant OYE Contract on the relevant Exchange prior to the occurrence of such Index Disruption Event or Exchange Holiday; or

(b)
where such OYE Contract Adjustment Event is a Limit Event, determine the closing price of such OYE Contract by reference to the published closing price of the relevant OYE Contract on the relevant Exchange in respect of such day, or if no such price is published on such day, the most recently published closing price;

provided that the Index Sponsor may only select an alternative closing price in accordance with this sub-

paragraph (i) for ten successive Index Business Days; or

(ii)	in respect of any OYE Contract Adjustment Event, select a replacement Exchange Traded Instrument in accordance with the following provisions:

(a)
select an Exchange Traded Instrument relating to the relevant Index Commodity or in the determination of the Index Sponsor a commodity substantially similar to the relevant Index Commodity published in U.S. Dollars; or

(b)
if no Exchange Traded Instrument as described in (a) above is available or the Index Sponsor determines that for any reason (including, without limitation, the liquidity or volatility of such Exchange Traded Instrument at the relevant time) the inclusion of such Exchange Traded Instrument in the relevant OYE Sub-Index would not be appropriate, an Exchange Traded Instrument relating to the relevant Index Commodity or in the determination of the Index Sponsor a commodity substantially similar to the relevant Index Commodity published in a currency other than U.S. Dollars; or

(c)
if no such Exchange Traded Instrument as described in (a) or (b) above is available or the Index Sponsor determines that for any reason (including, without limitation, the liquidity or volatility of such Exchange Traded Instrument at the relevant time) the inclusion of such Exchange Traded Instrument in the relevant OYE Sub-Index would not be appropriate, an Exchange Traded Instrument relating to any commodity in the same Group of Commodities as the relevant Index Commodity which is published in U.S. Dollars;

in each case to replace the relevant OYE Contract of the relevant OYE Sub-Index, all as determined by the Index Sponsor.

If an OYE Contract Adjustment Event in relation to the OYE Contract of an OYE Sub-Index continues for a period of more than ten successive Index Business Days, then from (and including) the eleventh Index Business Day of such period the Index Sponsor may act in accordance with the provisions of sub-paragraph (ii) above but not in accordance with the provisions of sub-paragraph (i) above.

In the case of selecting a replacement Exchange Traded Instrument as described in sub-paragraph (ii) above, the Index Sponsor will make such adjustments to the methodology and calculation of the relevant OYE Sub-Index as it determines to be appropriate to account for the relevant replacement and will publish notice on its website of such adjustments.

If an OYE Contract Adjustment Event occurs or continues to exist on an Index Business Day falling in a Roll Period in respect of:

(A)
an existing OYE Contract of an OYE Sub-Index, then an OYE Contract Adjustment Event (of the same type) shall be deemed to occur or continue to exist on such Index Business Day in respect of the relevant new OYE Contract that such OYE Sub-Index is rolling into; or

(B)
a new OYE Contract that an OYE Sub-Index is rolling into, then an OYE Contract Adjustment Event (of the same type) shall be deemed to occur or continue to exist on such Index Business Day in respect of the relevant existing OYE Contract of such OYE Sub-Index.

If an OYE Contract Adjustment Event occurs or continues to exist in respect of an OYE Contract of an OYE Sub-Index on any Index Business Day, then an OYE Contract Adjustment Event (of the same type) shall be deemed to occur or continue to exist on such Index Business Day in respect of the other OYE Contracts of such OYE Sub-Index.

If an OYE Contract Adjustment Event has occurred on an Index Business Day in relation to an OYE Contract of an OYE Sub-Index and the Index Sponsor has determined the closing price for such OYE Contract by reference to the last published closing price of the relevant OYE Contract on the relevant Exchange as described herein, then on the immediately succeeding Index Business Day that is not a Disrupted Day (the “OYE Contact Adjustment Event End Date”), the Index Sponsor shall determine the ER Sub-Index Closing Level in respect of such OYE Sub-Index on the OYE Contact Adjustment Event End Date based on the relevant price variables (such as the ER Calculation Value, ER Calculation Value Amount, Existing Instrument Amount and New Instrument Amount) determined by reference to such variables on the OYE Contact Adjustment End Date. For the avoidance of doubt, the Sub-Index Weights shall not be recalculated or adjusted due to the occurrence of any OYE Contract Adjustment Event.

“Disrupted Day” means, in respect of an OYE Contract, an Index Business Day on which an OYE Contract Adjustment Event occurs (or continues to exist) in respect of such OYE Contract, as determined by the Index Sponsor.

“Exchange Business Day” means, in respect of an OYE Contract of an OYE Sub-Index, a day that is (or but for the occurrence of an Index Disruption Event, Limit Event or Force Majeure Event would have been) a trading day for such OYE Contract on the relevant Exchange.

“Exchange Holiday” means, in respect of an OYE Contract of an OYE Sub-Index, a day which is an Index Business Day but which is not an Exchange Business Day, as determined by the Index Sponsor.

“Exchange Traded Instrument” means, in respect of an Index Commodity, an instrument for future delivery of that Index Commodity on a specified delivery date traded on the relevant Exchange.

“Group of Commodities” means each of energy products, industrial metals, precious metals, livestock, grains and softs.  For these purposes, WTI Crude Oil, Brent Crude Oil, Gas Oil, Heating Oil, Natural Gas, and Unleaded Gasoline are energy products; Aluminum, Copper, Lead, Nickel and Zinc are industrial metals; Gold and Silver are precious metals; Feeder Cattle, Lean Hogs and Live Cattle are livestock; Corn, Soybeans, Kansas Wheat and Wheat are grains; and Cocoa, Coffee, Cotton and Sugar are softs.

“Index Disruption Event” means, in respect of an OYE Contract of an OYE Sub-Index: (i) an event (other than a Force Majeure Event, Exchange Holiday or Limit Event) that requires the Index Sponsor to calculate the closing level of such OYE Sub-Index on an alternative basis, as determined by the Index Sponsor; or (ii) any event (other than a Force Majeure Event, Exchange Holiday or Limit Event) that disrupts or impairs (as determined by the Index Sponsor) the ability of market participants to effect transactions in, or obtain market values for, such OYE Contract on the relevant Exchange, as determined by the Index Sponsor.

“Limit Event” means, in respect of an OYE Contract of an OYE Sub-Index, a suspension or limitation imposed on trading by the relevant Exchange or otherwise including, without limitation, where such suspension or limitation is imposed by reason of movements in price exceeding limits permitted by the relevant Exchange, as determined by the Index Sponsor.

“OYE Contract Adjustment Event” means, in respect of an OYE Contract of an OYE Sub-Index, an Index Disruption Event, an Exchange Holiday or a Limit Event.

“S&P Adjustment Event” has the meaning given to the term “OYE Contract Adjustment Event,” except that such definitions and the related definitions shall be construed as if references therein to an “OYE Sub-Index” were to an “S&P GSCI F3 Sub-Index”, references to an “OYE Contract” were to an futures contract underlying an S&P GSCI F3 Sub-Index, and references to an “Index Business Day” were to an “S&P GSCI Business Day.”

GSCILE Index Commodity Adjustment Events

If a GSCILE Index Commodity Disruption occurs in relation to a GSCILE Index Commodity on any S&P GSCI Business Day, the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the relevant Closing Level by reference to the closing level of the relevant S&P GSCI F3 Sub-Index for such GSCILE Index Commodity on the immediately preceding S&P GSCI Business Day on which no such disruption occurred or existed in respect of such GSCILE Index Commodity for a period of up to ten successive S&P GSCI Business Days; or

(ii)	select a successor index to replace the relevant S&P GSCI F3 Sub-Index; or

(iii)
calculate the relevant Closing Level using, in lieu of a published closing level of the relevant S&P GSCI F3 Sub-Index, the level of the relevant S&P GSCI F3 Sub-Index calculated on an “excess return” basis as determined by the Index Sponsor in accordance with the formula for and method of calculating the closing level for the relevant S&P GSCI F3 Sub-Index last in effect prior to such GSCILE Index Commodity Disruption but only using those contracts that comprised such S&P GSCI F3 Sub-Index prior to such GSCILE Index Commodity Disruption; or

(iv)	permanently cancel the Index and the publication of the Closing Levels.

If a GSCILE Index Commodity Disruption in relation to the relevant GSCILE Index Commodity continues for a period of more than ten successive S&P GSCI Business Days, then from (and including) the eleventh S&P GSCI Business Day of such period, the Index Sponsor may act in accordance with the provisions of (ii), (iii) or (iv) above but not in accordance with the provisions of (i).

If a GSCILE Index Commodity Cancellation or GSCILE Index Commodity Modification occurs in relation to a GSCILE Index Commodity, the Index Sponsor will on the day on which such GSCILE Index Commodity Modification or GSCILE Index Commodity Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either:

(a)	select a successor index to replace the relevant S&P GSCI F3 Sub-Index; or

(b)
calculate the relevant Closing Level using, in lieu of a published closing level of the relevant S&P GSCI F3 Sub-Index, the level of the relevant S&P GSCI F3 Sub-Index calculated on an “excess return” basis as determined by the Index Sponsor in accordance with the formula for and method of calculating the closing level for the relevant S&P GSCI F3 Sub-Index last in effect prior to such GSCILE Index Commodity Cancellation or GSCILE Index Commodity Modification but only using those contracts that comprised such S&P GSCI Sub-Index prior to such GSCILE Index Commodity Cancellation or GSCILE Index Commodity Modification; or

(c)	permanently cancel the Index and the publication of the Closing Levels.

“GSCILE Index Commodity” means an Index Commodity to which the Index Sponsor does not apply the OYE methodology.  Currently, GSCILE Index Commodities include Feeder Cattle, Lean Hogs and Live Cattle.

“GSCILE Index Commodity Adjustment Event” means, in respect of a GCILE Index Commodity, a GSCILE Index Commodity Disruption, GSCILE Index Commodity Cancellation or GSCILE Index Commodity Modification.

“GSCILE Index Commodity Cancellation” means, in respect of a GSCILE Index Commodity, the sponsor of the S&P GSCI® Light Energy Index permanently cancels publication of the closing level of the relevant S&P GSCI F3 Sub-Index for such GSCILE Index Commodity and no successor index to such S&P GSCI F3 Sub-Index exists.

“GSCILE Index Commodity Disruption” means, in respect of a GSCILE Index Commodity, on an S&P GSCI Business Day, the sponsor of the S&P GSCI® Light Energy Index fails to calculate and announce the closing level of the relevant S&P GSCI F3 Sub-Index for such GSCILE Index Commodity.

“GSCILE Index Commodity Modification” means, in respect of a GSCILE Index Commodity, the sponsor of the S&P GSCI® Light Energy Index makes or announces that it will make a material change in the formula for or the method of calculating the closing level of the relevant S&P GSCI F3 Sub-Index for such GSCILE Index Commodity or in any other way materially modifies the closing level of such S&P GSCI F3 Sub-Index (other than a modification prescribed in the formula or method to maintain the relevant S&P GSCI F3 Sub-Index for such GSCILE Index Commodity in the event of changes in the constituent contracts or commodities and other routine events).

Force Majeure Event

If a Force Majeure Event occurs or continues to exist on an Index Business Day, the Index Sponsor may in its sole and absolute discretion:

(i)	make such determinations and/or adjustments to the Index and/or the OYE Sub-Indices as it considers appropriate to determine the closing levels of the Index on any such Index Business Day; and/or

(ii)	defer publication of the information relating to the Index and/or the OYE Sub-Indices until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or

(iii)	permanently cancel publication of the information relating to the Index and/or the OYE Sub-Indices.

“Force Majeure Event” means, in respect of the Index, an OYE Sub-Index, an S&P GSCI F3 Sub-Index, any Index Commodity (including a change to the Index Commodities) or any OYE Contract, an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index, such OYE Sub-Index, the relevant Index Commodity of such OYE Sub-Index or any OYE Contract of such OYE Sub-Index.

Hedging Disruption Event

If the Index Sponsor determines that a Hedging Disruption Event has occurred or continued to exist on an Index Business Day, the Index Sponsor may, in its sole and absolute discretion:

(iv)
make such determinations and/or adjustments to the Index and/or the OYE Sub-Indices as it considers appropriate to determine the closing levels of the Index and/or the OYE Sub-Indices on any such Index Business Day; and/or

(v)	defer publication of the information relating to the Index and/or the OYE Sub-Indices until the next Index Business Day on which it determines that no Hedging Disruption Event exists; and/or

(vi)	permanently cancel publication of the information relating to the Index and/or the OYE Sub-Indices.

“Hedging Disruption Event” means, in respect of the Index or an OYE Sub-Index, that the Index Sponsor, or any entity acting on behalf of the Index Sponsor, is unable, after using commercially reasonable efforts, to (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the price risk of the Index Sponsor in connection with the Index and/or such OYE Sub-Index, or (b) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Change in the Methodology of the Index

The Index Sponsor will, except as otherwise provided herein, employ the methodology described above and its application of such methodology will be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to, or any suspension or termination of, or any other events affecting, any Booster Sub-Index) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error, or to cure, correct or supplement any defective provision contained herein.  The Index Sponsor will publish notice on its website of any such modification or change and the effective date thereof.

The S&P GSCI® Light Energy Index

We have derived all information regarding the S&P GSCI® Light Energy Index and S&P GSCI® contained in this term sheet, including, without limitation, their make-up, method of calculation, and changes in their components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”). The S&P GSCI® Light Energy Index is calculated, maintained and published by S&P. The value of the S&P GSCI® Light Energy Index is published each S&P GSCI Business Day under the Bloomberg ticker symbol “SPGCLEP <Index>”.

The S&P GSCI® Light Energy Index is a sub-index of the S&P GSCI®, a composite index of commodity sector returns. S&P acquired the rights to the S&P GSCI® from Goldman, Sachs & Co. in February 2007. Goldman, Sachs & Co. established and began calculating the S&P GSCI® in May 1991. The former name of the S&P GSCI® was the Goldman Sachs Commodity Index, or GSCI®.

The S&P GSCI® is an index on a world production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with its Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The S&P GSCI® Light Energy Index is comprised of the same commodity futures as the S&P GSCI® but with those weights for contracts in the energy sector having been divided by 4 and with resulting higher weights of the remaining S&P GSCI® commodities.  Because the weights of energy-related S&P GSCI® commodities are reduced in the S&P GSCI® Light Energy Index relative to the S&P GSCI®, the relative weights of the remaining S&P GSCI® commodities are necessarily increased.  As a result, although the S&P® Light Energy Index contains all of the S&P GSCI® commodities that are included in the S&P GSCI®, they are not world-production weighted in the same manner as the S&P GSCI®.

The S&P GSCI® is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. In order to accomplish these objectives, the S&P GSCI® is calculated primarily on a world production-weighted basis and comprises the principal physical commodities that are the subject of active, liquid futures contracts markets. There is no limit on the number of contracts that may be included in the S&P GSCI®; any contract that satisfies the eligibility criteria and the other conditions specified in the S&P GSCI® Index Methodology as published by Standard & Poor’s will be included. This feature is intended to enhance the suitability of the S&P GSCI® as a benchmark for commodity market performance and to reflect general levels of price movements and inflation in the world economy.

Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI® and the S&P GSCI® Light Energy Index. Since the S&P GSCI® is the parent index of the S&P GSCI® Light Energy Index, the methodology for the S&P GSCI® relates as well to the methodology of the S&P GSCI® Light Energy Index. The methodology for determining the composition and weighting of the S&P GSCI® Light Energy Index and the S&P GSCI® and for calculating their values is subject to modification in a manner consistent with the purposes of the S&P GSCI® Light Energy Index and the S&P GSCI®, as described below. S&P makes the official calculations of the S&P GSCI® and the S&P GSCI® Light Energy Index.

The Index Committee and the Index Advisory Panel

S&P has established an Index Committee to oversee the daily management and operations of the S&P GSCI®, and is responsible for all analytical methods and calculation of the indices. The Committee is comprised of full-time professional members of S&P’s staff. At each meeting, the Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for an addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities or other matters.

S&P considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all Index Committee discussions are confidential.

S&P has established an Index Advisory Panel (the “Advisory Panel”) to assist it in connection with the operation of the S&P GSCI®. The Advisory Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Advisory Panel is to advise the Index Committee and S&P with respect to, among other things, the calculation of the S&P GSCI®, the effectiveness of the S&P GSCI® as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCI®. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI® are made by the Index Committee and S&P.

Composition of the S&P GSCI®

In order to be included in the S&P GSCI®, a contract must satisfy the following general eligibility criteria:

•      The contract must be in respect of a physical commodity and not a financial commodity.

•      In addition, the contract must:

o      have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

o      at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

Beginning in January 2007, the trading facility (as defined below) on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCI® that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

The commodity must be the subject of a contract that:

•      is denominated in U.S. dollars; and

•      is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development during the relevant annual calculation period or interim calculation period and that:

o      makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

o      makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

o      accepts bids and offers from multiple participants or price providers; and

o      is accessible by a sufficiently broad range of participants.

With respect to inclusion in each sub-index of the S&P GSCI®, a contract must be in respect to the physical commodity that is described by that specific sub-index.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI®. In appropriate circumstances, however, S&P, in consultation with the Advisory Panel, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI®, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each S&P GSCI Business Day by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made. The following eligibility criteria apply:

•      A contract that is not included in the S&P GSCI® at the time of determination and that is based on a commodity that is not represented in the S&P GSCI® at such time must, in order to be added to the S&P GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded equals (i) the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, multiplied by (ii) the average of the daily contract reference prices on the last day of each month during such period.

•      A contract that is already included in the S&P GSCI® at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI® must, in order to continue to be included in the S&P GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•      A contract that is not included in the S&P GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® at such time must, in order to be added to the S&P GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

•      A contract that is already included in the S&P GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® at such time must, in order to continue to be included in the S&P GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

In addition:

•      A contract that is already included in the S&P GSCI® at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight is determined by dividing the reference dollar weight of such contract by the sum of the reference dollar weights of all designated contracts. The reference dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These reference percentage dollar weight amounts are summed for all contracts included in the S&P GSCI® and each contract’s percentage of the total is then determined.

•      A contract that is not included in the S&P GSCI® at the time of determination must, in order to be added to the S&P GSCI® at such time, have a reference percentage dollar weight of at least 1.0%.

•      In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI® in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI® attributable to such commodity exceeding a particular level.

•      If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the S&P GSCI® the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® attributable to it.

The contracts currently included in the S&P GSCI® are all futures contracts traded on the NYMEX, the ICE Futures, the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBOT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

The quantity of each of the contracts included in the S&P GSCI® is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation, or other factors, S&P, in consultation with its advisory committee may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI®, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI® are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI® is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI® to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI® will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI®, in consultation with the Advisory Panel, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI®. Commodities included in the S&P GSCI® which no longer satisfy such criteria, if any, will be deleted.

S&P, in consultation with the Advisory Panel, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® are necessary or appropriate in order to assure that the S&P GSCI® represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Panel.

Contract Expirations

Because the S&P GSCI® comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI® for each commodity during a given year are designated by S&P, in consultation with the Advisory Panel, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI®. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI®

The value of the S&P GSCI® on any given day is equal to the total dollar weight of the S&P GSCI® divided by a normalizing constant that assures the continuity of the S&P GSCI® over time. The total dollar weight of the S&P GSCI® is the sum of the dollar weight of each of the underlying commodities.

The dollar weight of each such commodity on any given day is equal to:

•      the daily contract reference price,

•      multiplied by the appropriate CPWs, and

•      during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI® calculation.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI® of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI® on the preceding day, minus one.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•      no daily contract reference price is available for a given contract expiration;

•      any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•      the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•      trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the S&P GSCI® Light Energy Index

The value of the S&P GSCI® Light Energy Index on any S&P GSCI Business Day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding S&P GSCI Business Day multiplied by (2) one plus the contract daily return of the applicable index on the S&P GSCI Business Day on which the calculation is made.

“S&P GSCI Business Day” means a day on which the S&P GSCI® indices are calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

The Single-Commodity Three-Month Forward Sub-Indices of the S&P GSCI® Light Energy Index

S&P also calculates forward month versions of the S&P GSCI® indices. The S&P GSCI® forward indices follow the same rules, weights and calculation methodology as the S&P GSCI® indices, except that the expiration of the designated contracts included in the S&P GSCI® forward indices are advanced by an applicable number of months. There are five forward-month versions of the S&P GSCI® indices: one-month forward, two-month forward, three-month forward, four-month forward, and five-month forward. For example, the single-commodity three-month forward sub-indices of the S&P GSCI® Light Energy Index include designated contracts whose expiration is three months later than those of the corresponding single-commodity sub-indices of the S&P GSCI® Light Energy Index.

License Agreement with Standard & Poor’s

The S&P GSCI® and the S&P GSCI® Light Energy Index are licensed by S&P for use in connection with an issuance of the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representations or warranties, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities offered herein particularly or the ability of the S&P indices to track general stock market performance or any economic factors. S&P’s only relationship to Deutsche Bank AG (the “Licensee”) and its affiliates is the licensing of certain trademarks and trade names of S&P and/or of the S&P GSCI® which is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P has no obligation to take the needs of the Licensee, its affiliates or the owners of the securities into consideration in determining, composing or calculating the S&P GSCI®. S&P is not responsible for and has not participated in the determination of the timing price, or quantity of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI® OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI® OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Information
The publication of the Index began on November 30, 2011. The historical performance data below from November 30, 2011 through March 30, 2012 represent the actual performance of the Index. The performance data prior to November 30, 2011 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on March 30, 2012 was 362.81. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to November 30, 2011. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the relevant Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the Deutsche Bank Commodity Booster OYE Benchmark Light Energy Total Return Index (the “Index”). The securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this term sheet and in the subsections below.

Market Disruption Events

If a Market Disruption Event is in effect on the Trade Date or the relevant Final Valuation Date (each a "Valuation Date"), or if any Valuation Date is not a Trading Day, the calculation agent for the securities will calculate the Index Closing Level for the applicable Valuation Date using:

•   for each exchange-traded commodity futures contract included in the Index or any Successor Index (an “Index Constituent”), the weighting within the Index assigned to such Index Constituent on the relevant Valuation Date;

•   for each Index Constituent for which the relevant Valuation Date was a Trading Day, and did not suffer a Market Disruption Event on such Valuation Date, the closing price for such Index Constituent on such Valuation Date; and

•   for each Index Constituent for which the relevant Valuation Date was not a Trading Day or which suffered a Market Disruption Event on such Valuation Date, the closing price for the Index Constituent on the immediately succeeding Trading Day for such Index Constituent on which no Market Disruption Event occurs or is continuing with respect to such Index Constituent; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Index Constituent on the Trade Date and the immediately succeeding Trading Day, then the calculation agent will determine the closing price for the affected Index Constituent on such succeeding Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Index Constituent on the relevant Final Valuation Date and is continuing for the immediately succeeding ten Trading Days, then the calculation agent will determine the closing price for the affected Index Constituent on such tenth Trading Day in good faith and in a commercially reasonable manner.

If a Market Disruption Event or a non-Trading Day exists on the relevant Final Valuation Date, then the Maturity Date or Early Redemption Payment Date, as applicable, will be postponed to a Business Day following the last day on which the closing price for any Index Constituent used in determining the Final Level is ascertained (the “Last Day”), so as to maintain the same number of Business Days between such Business Day and the Last Day, as originally scheduled between the relevant Final Valuation Date, and the Maturity Date or Early Redemption Payment Date, as applicable.

If the Maturity Date or Early Redemption Payment Date is not a Business Day, the Maturity Date or Early Redemption Payment Date, as applicable, will be postponed to the first Business Day following the scheduled Maturity Date or Early Redemption Payment Date, as applicable, subject to postponement in the event of a Market Disruption Event on the Final Valuation Date as described above.

With respect to the Index, a “Market Disruption Event” means a determination by the calculation agent that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•  a termination or suspension of, or material limitation or disruption in the trading of any Index Constituent (including, but not limited to, the occurrence or announcement of a limitation on, or suspension of, the trading of an Index Constituent imposed by the Relevant Exchange on which such Index Constituent is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange); or

• the settlement price of any Index Constituent has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

• failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Index Constituent; or

• failure by the sponsor of the Index to publish the Index Closing Level; or

• a Commodity Hedging Disruption Event (as defined below).

Commodity Hedging Disruption Events

If a Commodity Hedging Disruption Event occurs, we will have the right, but not the obligation, to accelerate payment on the securities by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the Business Day immediately following the day on which such Commodity Hedging Disruption Event occurred. The amount due and payable per Face Amount of securities upon such early acceleration will be (a) determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated (i) in the case of written notice of our election to accelerate payment on the securities having been provided to the trustee on a Trading Day at or before 10:00 a.m. New York City time, as if such notice date were the Final Valuation Date, and (ii) in the case of written notice of our election to accelerate payment on the securities having been provided to the trustee on a day that is not a Trading Day or after 10:00 a.m. New York City time, as if the Trading Day immediately following such notice date were the Final Valuation Date, and (b) payable on the third Business Day following the day that is the deemed Final Valuation Date.

We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a Commodity Hedging Disruption Event.

A “Commodity Hedging Disruption Event” means that:

(a)
due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the Commodities Futures Trading Commission or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that after using commercially reasonable efforts, we are unable, without violating such law, rule, regulation or order, to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, that reference the Index or any of the Index Constituents in order to hedge our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine, in good faith using commercially reasonable methods,  which of the hedge positions are counted towards such limit); or

(b)
for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any positions or contracts in securities, options, futures, derivatives or foreign exchange or other instruments or arrangements that reference the Index or any of the Index Constituents that the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Relevant Exchange” means the primary organized exchanges or markets of trading, as determined by the calculation agent, for any component included in the Index.

Discontinuation of the Index; Alteration of Method of Calculation

If the sponsor of the Index discontinues publication of the Index and such sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level on any Trading Day following the publication of such Successor Index will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on such day.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, the Final Valuation Date and the calculation agent determines that no Successor Index is available at such time, then the calculation agent will determine the Index Closing Level for such date. The Index Closing Level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant Index Constituents has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each Index Constituent most recently comprising the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the Index or such Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodities index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index Closing Level with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification.

Notwithstanding the above, the Issuer may, in its sole discretion, call the securities in whole on any Trading Day following any date on which the calculation agent has notified the Issuer that the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the level of the Index, or (ii) continuing to determine the level of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

Calculation Agent

Deutsche Bank AG, London Branch will act as the “calculation agent” for the securities. The calculation agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event, Commodity Hedging Disruption Event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be made in good faith using commercially reasonable methods. We may appoint a different calculation agent from time to time after the Trade Date without your consent and will provide prompt notice thereof, provided any such successor calculation agent shall be a nationally recognized market maker for other securities similar to the securities.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on any Coupon Payment Date and at maturity or upon an early redemption on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date or Early Redemption Payment Date, as applicable.

All calculations with respect to the levels of the Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security, if any, at maturity or upon an early redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date plus any accrued and unpaid Coupon on the securities.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity or upon early redemption on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this term sheet may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including different consequences that may apply if you are a beneficial owner of the securities who is subject to special treatment under the U.S. federal income tax laws, such as a financial institution, a regulated investment company, a tax-exempt entity, a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, a person who holds the securities as a part of a straddle or conversion transaction, a U.S. holder (as defined below) who has a “functional currency” other than the U.S. dollar, or an individual non-U.S. holder (as defined below) who is present in the United States for 183 days or more in the taxable year in which your securities are sold or retired.

Tax Treatment of the Securities

Due to the lack of controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel believes that it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are not debt, with associated coupon payments by us to you, with the consequences described below. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. We do not plan to request a ruling from the IRS, and the IRS or a court may not agree with this treatment, in which case the timing and character of income or loss on your securities could be materially and adversely affected. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid financial contracts that are not debt with associated coupon payments.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as Prepaid Financial Contracts That Are Not Debt with Associated Coupon Payments

 Coupons. There is no direct authority under current law addressing the proper tax treatment of the Coupons on the securities or comparable payments on instruments similar to the securities. The Coupons may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. To the extent that we may be required to file information returns with respect to certain U.S. holders, we expect to treat the Coupons as ordinary income. You should consult your tax adviser concerning the treatment of the Coupons, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. The latter treatment would affect the amount of your gain or loss upon a sale, exchange or retirement of the securities.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement (other than any Coupon payment) and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should generally be capital gain or loss (although the treatment of any sales proceeds attributable to accrued but unpaid Coupons is unclear) and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as Prepaid Financial Contracts That Are Not Debt with Associated Coupon Payments

Due to the lack of direct legal authority there remain substantial uncertainties regarding the U.S. federal income tax consequences of your ownership and disposition of the securities. For instance, you may be required to include in income amounts in addition to the Coupons you receive during the term of the securities and/or to treat all or a portion of your gain or loss on the sale or retirement of the securities (in addition to any amounts attributable to an unpaid Coupon, as discussed above) as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reweighting, rebalancing, reconstitution, change in methodology of, or substitution of a successor to, the Index or a component sub-index could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Consequences if Securities Are Treated as Debt Instruments

If the securities are treated as debt instruments issued by us, they will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the securities you will be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though this amount would likely exceed the Coupon payments in each year. In addition, any income recognized upon a sale or exchange or at maturity will be ordinary in character. Moreover, if you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. In reading the discussion below, please bear in mind that we will not pay additional amounts on account of any withholding tax imposed on you.

Coupons. The U.S. federal income tax treatment of Coupon payments is uncertain.  Insofar as we have responsibility as a withholding agent, we expect to treat the Coupon payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities generally should not be subject to U.S. federal withholding or income tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below. Any amount attributable to accrued but unpaid Coupons may be subject to withholding tax.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Possible Alternative Treatments. If the securities are treated as indebtedness, any income from the securities will not be subject to U.S. federal withholding or income tax if (i) you have provided a properly executed IRS Form W-8BEN and (ii) any income from the securities is not effectively connected with your conduct of a trade or business in the United States.

As described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as Prepaid Financial Contracts That Are Not Debt with Associated Coupon Payments,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income in excess of the Coupons, subject to withholding tax, over the term of the securities, possibly on a retroactive basis.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an exempt recipient. If you are a U.S. holder, we intend to treat Coupon payments as subject to information reporting unless you are an exempt recipient. If you are a non-U.S. holder, we intend to treat Coupon payments as subject to information reporting. These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) and otherwise comply with applicable requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the Index Constituents, the Index Commodities or securities whose value is derived from the Index, the Index Constituents or the Index Commodities. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon early redemption. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the Index Constituents, the Index Commodities or securities whose value is derived from the Index, the Index Constituents or the Index Commodities. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No securityholder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”) as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI and DBTCA, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the term sheet. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the term sheet.

DBSI and DBTCA, acting as Agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the term sheet is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this term sheet or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this term sheet or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three Business Days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three Business Days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three Business Days after the Trade Date.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: Commodity Structuring Desk, New York

jatin.bindal@db.com, michael.mitton@db.com, michelle.cheng@db.com, amit.garg@db.com, matthew.oconnor@db.com, prateek.jain@db.com, james.fordham@db.com

Subject: SECURITIES LINKED TO THE DOW DEUTSCHE BANK COMMODITY BOOSTER OYE BENCHMARK LIGHT ENERGY TOTAL RETURN INDEX DUE MAY 7, 2013 (CUSIP No.: 2515A1J36)

The undersigned hereby irrevocably elects to exercise the right to have Deutsche Bank AG, London Branch redeem certain securities described in pricing supplement no.1496 dated April 2, 2012.

Terms used and not defined in this notice have the meanings given to them in the pricing supplement relating to the securities.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the securities (specified below) to book a delivery versus payment trade with respect to the number of securities specified below at a price per securities equal to the applicable Redemption Amount on the relevant Final Valuation Date, and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 am. New York City time on the Early Redemption Payment Date.

Name of holder:

Aggregate Face Amount of the securities to be redeemed:

Number of $10,000 Face Amount securities to be redeemed:

Aggregate Face Amount of the securities to remain outstanding:

DTC # (and any relevant sub-account):

Date: _________, 20__

Contact Name:

Telephone #:

Fax #:

Email:

Acknowledgement: I acknowledge that the securities specified above will not be redeemed unless all of the requirements specified in the accompanying prospectus supplement, prospectus and the pricing supplement relating to the securities are satisfied.

If the undersigned is not the beneficial owner of the securities to be early redeemed, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Questions regarding the repurchase requirements of your securities should be directed to the e-mail addresses provided above.